1933 Act File No. 333-268986

1940 Act File No. 811-23848

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

☒ REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933

☐ Pre-Effective Amendment

☒ Post-Effective Amendment No. 3

and/or

☒ REGISTRATION STATEMENT UNDER INVESTMENT COMPANY ACT OF 1940

☒ Amendment No. 7

(Check appropriate box or boxes)

StepStone Private Infrastructure Fund

(Exact Name of Registrant as Specified in Charter)

StepStone Group Private Wealth LLC

128 S Tryon St., Suite 880

Charlotte, NC 28202

(Address of Principal Executive Offices)

704-215-4300

(Registrant’s Telephone Number, including Area Code)

Copies of information to:

Ryan P. Brizek, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

February 20, 2025

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒

Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐

Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐

Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

☐	when declared effective pursuant to Section 8(c) of the Securities Act

The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

☐	immediately upon filing pursuant to paragraph (b)

☒	On February 24, 2025 pursuant to paragraph (b)

☐	60 days after filing pursuant to paragraph (a)

☐	on ______ pursuant to paragraph (a)

If appropriate, check the following box:

☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

☐

This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐

This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐

This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☒	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

☐

If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of delaying, until February 24, 2025, the effectiveness of the registration statement for StepStone Private Infrastructure Fund, filed in Post-Effective Amendment No. 2 (“PEA No. 2”) on December 23, 2024, pursuant to paragraph (a) of Rule 486 of the 1933 Act. Since no other changes are intended to be made to PEA No. 2 by means of this filing, Parts A, B and C of PEA No. 2 are incorporated herein by reference.

PART A – PROSPECTUS

The Prospectus for StepStone Private Infrastructure Fund is incorporated herein by reference to Part A of PEA No. 2.

PART B – STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information for StepStone Private Infrastructure Fund is incorporated herein by reference to Part B of PEA No. 2.

PART C – OTHER INFORMATION

The Part C for StepStone Private Infrastructure Fund is incorporated herein by reference to Part C of PEA No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that this post-effective amendment to its registration Statement meets all of the requirements for effectiveness under Rule 486(b) and has duly caused this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 20th day of February 2025.

STEPSTONE PRIVATE INFRASTRUCTURE FUND

(A Delaware statutory trust)

/s/ Robert W. Long
By:	Robert W. Long
Title:	Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas K. Sittema*	Trustee	February 20, 2025
Thomas K. Sittema

/s/ Robert W. Long*	Trustee	February 20, 2025
Robert W. Long

/s/ Terry Prather*	Trustee	February 20, 2025
Terry Prather

/s/ Tracy G. Schmidt*	Trustee	February 20, 2025
Tracy G. Schmidt

/s/ Ron D. Sturzenegger*	Trustee	February 20, 2025
Ron D. Sturzenegger

/s/ Robert W. Long	President and Principal Executive Officer	February 20, 2025
Robert W. Long

/s/ Kimberly Zeitvogel	Treasurer and Principal Financial Officer	February 20, 2025
Kimberly Zeitvogel

*By:	/s/ Robert W. Long
Robert W. Long
Attorney-in-Fact